Exhibit 15(c)

Abbott, Stringham & Lynch

Certified Public Accountants • Business Advisors & Consultants

June 1, 2005

ChemGenex Pharmaceuticals Limited

P. O. Box 1069

Grovedale Victoria, Australia 3216

We consent to the reference to our firm under the caption “Statements by Experts” and to the use of our report dated January 11, 2005 on the audited financial statements for the years ended Decmber 31, 2002 and 2003 and our report dated February 16, 2005 on the reviewed financial statements for the quarters ended March 31, 2004 and 2003 in the Registration Statement on Form 20-F of ChemGenex Pharmaceuticals Limited.

Very truly yours,

/s/ Abbott, Stringham & Lynch

Abbott, Stringham & Lynch

SBD/sd

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